Exhibit 10.4

Avalara, Inc. 2017 Leadership Bonus Plan

This Avalara, Inc. 2017 Leadership Bonus Plan (the “Plan”) is a summary of the leadership bonus plan of Avalara, Inc. (the “Company”) covering the period from January 1, 2017 through December 31, 2017. The purpose of the Plan is to promote the success of the Company by rewarding leaders (“Leaders”) for outstanding business results, as well as promoting retention of high performing employees.

Performance bonuses are paid to our Leaders and are based on the achievement of performance objectives that are determined by their managers, as well as the Company’s performance. Each Leader’s performance objectives may change from year to year as the Company continues to evolve and different priorities are established, but remain subject to the review and approval of the CEO.

For 2017, performance bonuses earned under the Plan are based on the attainment of both Company performance components and individual performance components measured as of the end of calendar year 2017. The Plan is detailed below:

1.	Company Performance Component = 70% consisting of the following three core Company performance objectives:

•	2017 Total Bookings - 23.4% of a Leader’s total bonus opportunity is calculated based on the Company’s attainment of the total bookings target.

•	2017 Magic Number - 23.3% of a Leader’s total bonus opportunity is calculated based on the Company’s attainment of the magic number target.

•	2017 Adjusted EBITDA - 23.3% of a Leader’s total bonus opportunity is calculated based on the Company’s attainment of the Adjusted EBITDA target.

2.	Individual Performance Component (MBO’s) = 30%:

•	MBO’s - Determined by Leader’s attainment of goals and performance targets as established in their 2017 Individual Goal Setting & Performance Review Plan.

3.	Accelerators - if an accelerator target is achieved, the acceleration percentage will be added to the Company Performance Component (70%) of the bonus. Below is the list of accelerators:

•	10% Accelerator – 2017 total New Bookings at or above $49 million

•	10% Accelerator – 2017 average quarterly Net Revenue Retention Rate above 108%

•	10% Accelerator – 2017 annual revenue churn below 4%

4.	Cap: Notwithstanding any provision of the Plan, no total bonus payment will exceed 112% of a Leader’s annual target bonus.

5.	Payout Schedule: The 2017 bonus will be paid out by March 15, 2018.

6.	Eligibility: The Plan applies to eligible Leaders, as determined by the CEO. To qualify for the bonus payment under the Plan, a Leader must:

•	Be actively employed with the Company or its subsidiaries for a minimum of three (3) months from January 1, 2017 through December 31, 2017;

•	Be actively employed at the time the bonus is paid out (on or before March 15, 2018); and

•	Have a final performance rating of “Achieves” or better.

The bonus will be based on 2017 eligible wages.

7.	Terms and Conditions:

“Actively employed” means that the employee is a current employee of the Company and is not on any paid or unpaid leave of absence, with the exception of paid vacation or sick leave. Employees on a paid or unpaid leave, other than vacation or sick leave, at the time the bonus is paid will receive their bonus upon return to active employment.

The Company intends for the benefits provided under this Plan to comply with Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and this Plan will be interpreted to that end. The Company reserves the right to amend this Plan as necessary to comply with applicable federal and state laws.

The CEO, with input from the Board of Directors or the Compensation and Leadership Development Committee, will approve all performance bonuses made under this Plan and may make discretionary adjustments as they deem appropriate, in the Company’s sole discretion.

Performance bonuses made under this Plan will be offered in the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of this Plan. This Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Questions regarding the Plan should be directed to the CFO or VP Human Resources.